                                                                    EXHIBIT 10.5

                             J. D. HOLDEN ASSOCIATES
                                       and
                             THE SUNVEST CORPORATION
                           A Professional Association

March 23, 2000

Personal & Confidential

Mr. Kenneth I. Denos
Executive Vice President
SportsNuts.com
The Towers at South Towne II
10421 South 400 West, Suite 550
Salt Lake City, Utah 84095

Dear Ken:

     Pursuant to our recent discussions and correspondence, I am pleased to confirm the arrangements under which J. D. Holden Associates (Holden) and The Sunvest Corporation (Sunvest), herein referred to as "Holden Sunvest" ("HS") is engaged by Sportsnuts.com ("Company"). Conditioned upon the initial raise by HS of $500,000 of preferred stock or other financial instruments or securities of the company, HS is hereby engaged on a two year exclusive basis as finders and financial advisors to work with the Company on a best efforts basis with potential sources introduced by HS ("Sources") that may provide financing to the Company ("Financing").

     Sources shall be listed on Exhibit A to this Agreement, and shall include Sources HS introduced to the company prior to this Agreement.

     As compensation for our services hereunder the Company shall pay to HS or its designees the following percentages of the gross amount of any and all monies or other consideration involved in the Financing from a Source ("Financing Compensation").

                              J. D. HOLDEN ASSOCIATES
                        64 KEATS WAY . MORRISTOWN, NJ 07960
                      PHONE: 973-898-9811 * FAX: 973-267-2313

                                        *

                             THE SUNVEST CORPORATION
                         667 MADISON AVENUE, 20TH FLOOR
                                NEW YORK, N.Y. 10021
                      PHONE: 212-888-8118 * FAX: 212-888-8188

                                 -2-                             March 23, 2000


a) At the signing of this Agreement, Warrants to purchase 500,000 shares of the Company's Common Stock ("Common Stock"), for an amount equal to the lower of $0.10 per share or the current price of the current private placement.

b) A cash fee of ten percent (10%) of the gross amount of any and all monies or other consideration provided to the Company, including monies form the conversion of the preferred and the exercise of the warrants issued in the Financing; plus

c) In cash, three percent (3%) of the gross amount of any and all monies or other consideration provided to the Company, including monies from the exercise of warrants issued in the Financing as unaccountable expense allowance; plus

d) Warrants ("Warrants") to purchase shares of the Company's Common Stock ("Common Stock") for an amount equal to ten percent (10%) of the number of the units (shares and warrants) "Units" purchased by the Sources from the Company. Warrants shall be exercisable over five (5) years from the time of the close of the Financing at a price per share equal to 100% of the price paid in he respective Financing under this agreement. All shares underlying such Warrants shall have piggyback registration rights should the company file a registration statement.

    Except as otherwise provided herein, any and all Financing Compensation is due and payable upon the closing of the financing.

    No advice rendered by HS, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, HS may not may not be otherwise referred to without our prior written consent, except when the Company is required, based on the advise of its counsel, to make such disclosure under any laws and regulation. If requested by HS, the Company shall include a mutually acceptable reference to HS in any press release or other public announcement made by the Company regarding the matters described in the Agreement.

   By executing this Agreement you agree to indemnify and hold harmless HS and each of its affiliates and their respective directors, officers, employees, agents, advisors, attorneys and consultants (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs and expenses, including, without limitation, environmental liabilities, costs and expenses and all reasonable fees and disbursements of counsel, which may be incurred by or asserted or awarded against any such Indemnified Party in connection with or arising out of, or related to this Agreement or the transactions or services covered thereby or hereby, and whether or not any such transactions are consummated or

                                  -3-                            March 23, 2000


services rendered, including without limitation any investigation, litigation or proceeding, whether or not any such Indemnified Party is party thereto, provided, however, that you shall not have any obligation under this paragraph to an Indemnified Party with respect to an indemnified matter caused by o resulting from the gross negligence or willful misconduct of that Indemnified Party, as determined by a court of competent jurisdiction in a final non-appealable judgement or order. The provisions of this paragraph shall survive the termination of this letter.

     HS's engagement hereunder may be terminated at any time, with or without cause, by either HS or the Company upon thirty days' prior written notice thereof to the other party; provided, however, that in the event of any termination of HS's engagement hereunder, HS will continue to be entitled to its full fee provided for herein in the event that at any time prior to the expiration of two years after any such termination the Company enters into an agreement effecting the transaction by a source provided directly or indirectly by HS; and provided further, that any termination of HS's engagement hereunder shall not affect the Company's obligation to pay other fees and expenses to the extent provided for herein, and to indemnify HS and certain related persons and entities as provided in the indemnification above.

     The Company represents and warrants that it has all requisite power and authority, and has obtained all authorization required, to enter into and carry out the terms of this Agreement, and is not currently a party to, and during the term of this Agreement, without prior consent of HS, it will not enter into any agreement that is inconsistent or conflicts with its obligations to HS under this agreement.

     The Company acknowledges and agrees that other than Howard Bronson and Associates, there are no brokers, representative or other persons who have an interest in the finder's compensation due to HS from any transaction contemplated herein.

     The Company shall not attempt to circumvent, contact, avoid or bypass HS directly or indirectly for the purpose of avoiding payment of fees, or otherwise, by way of any corporation, trust, partnership or other entity or individually by the use of any information or the name of any Sources introduced by HS to the Company. This clause shall survive for a period of two years following the termination of this Agreement.

     In connection with the engagement, HS is acting as an independent contractor with duties owing solely to the Company. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to conflicts of law principles thereof. The parties agree that all claims, disputes or controversies arising under, out of or in connection with the Agreement shall be resolved by arbitration. If either party initiates arbitration,

                                       -4-                       March 23, 2000



such arbitration shall be held in New York, NY. The parties agree to select a single arbitrator who will establish the rules and procedures of the arbitration under the applicable rules. The parties irrevocably submit to the jurisdiction of New York courts for their respective jurisdictions for entry of any arbitration decision or to obtain any preliminary relief that may be necessary and consent to the enforcement of any award rendered in such arbitration.

     We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

Very truly yours,

/s/ J. Daniel Holden
-----------------------------------
J. Daniel Holden

President
J. D. Holden Associates

/s/ S. Hong Nguyen
-----------------------------------
S. Hong Nguyen

President
The Sunvest Corporation



Accepted and agreed to as of the date first written above:


By: /s/ Kenneth I. Denos
-----------------------------------
Name: Kenneth I. Denos
Name: Senior Vice President